Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SAFEPOINT HOLDINGS, INC.

a Delaware corporation

ARTICLE I

NAME

The name of the corporation shall be SAFEPOINT HOLDINGS, INC. For purposes of convenience, the corporation shall be referred to in this instrument as the “Corporation.”

ARTICLE II

PRINCIPAL OFFICE

The principal place of business of the Corporation is:

4010 Gunn Highway

Tampa, FL 33618

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

SHARES

The Corporation shall be authorized to issue up to Five Million (5,000,000) shares, having a par value of ($0.001) per share.

ARTICLE V

REGISTERED AGENT

The name and Delaware street address of the registered agent is:

c/o Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808, County of New Castle

ARTICLE VI

INCORPORATOR

The name and address of the Incorporator is:

Steven Hoffman

4010 Gunn Highway

Tampa, FL 33618

ARTICLE VII

EFFECTIVE DATE

The Effective Date shall be May 8, 2026.

IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 8th day of May, 2026.

By:	/s/ Steven Hoffman
Name:	Steven Hoffman
Title:	Incorporator

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